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                                                                    EXHIBIT 10.8

                                SECOND AMENDMENT
                                       TO
                            NIPSCO INDUSTRIES, INC.
                         1988 LONG-TERM INCENTIVE PLAN
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     WHEREAS, NIPSCO Industries, Inc. (the "Company") adopted the NIPSCO
Industries, Inc. 1988 Long-Term Incentive Plan, as amended effective August 24, 1993 ("Plan");

     WHEREAS, pursuant to Section 20, the Board of Directors of the Company may amend the Plan; and

     WHEREAS, on December 16, 1997, the Board of Directors of the Company authorized the proper officers of the Company to further amend the Plan as described below;

     NOW THEREFORE, the Plan is hereby amended as follows, effective as of December 16, 1997:

     1.  Section 19 is amended to read as follows:

          19. Adjustments. (i) Appropriate adjustments in the aggregate number of common shares issuable pursuant to the Plan, the number of common shares subject to each outstanding award granted under the Plan, the option price with respect to options and connected stock appreciation rights, the specified price of stock appreciation rights not connected to options, and the value for Units, shall be made to give effect to any increase or decrease in the number of issued common shares resulting from a subdivision or consolidation of shares, whether through recapitalization, stock split, reverse stock split, spin-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of shares, payment of stock dividends, other increase or decrease in the number of such common shares outstanding effected without receipt of consideration by the
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     Company, or any other occurrence for which the Committee determines an adjustment is appropriate.

          (ii) In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, or an acquisition by the Company of the stock or assets of any other corporation or corporations, there shall be substituted on an equitable basis, as determined by the Committee in its sole discretion, for each common share then subject to the Plan, and for each common share then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of common shares of the Company are entitled pursuant to such transaction.

          (iii) Without limiting the generality of the foregoing provisions of this paragraph, any such adjustment shall be deemed to have prevented any dilution or enlargement of a participant's rights, if such participant receives in any such adjustment, rights that are substantially similar (after taking into account the fact that the participant has not paid the applicable option price) to the rights the participant would have received had he exercised his outstanding award and become a shareholder of the Company immediately prior to the event giving rise to such adjustment. Adjustments under this paragraph shall be made by the Committee, whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

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     This Second Amendment has been executed by the Company, by its duly authorized officer, on this ______ day of __________________, 1998.

                                    NIPSCO Industries, Inc.



                                    By:
                                       _____________________________


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